Exhibit 10.31
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
PACKETEER, INC.
OSLO ACQUISITION CORPORATION,
TACIT NETWORKS, INC.
AND
VIKRAM GUPTA, AS STOCKHOLDERS’ AGENT
MAY 8, 2006

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

LIST OF EXHIBITS

Schedule A	Allocation Spreadsheet

Schedule B	Option Spreadsheet

Exhibit A	Certificate of Merger

Exhibit B	Escrow Agreement

Exhibit C	Opinion of Target Counsel
 iv

AGREEMENT AND PLAN OF REORGANIZATION
     This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 8, 2006 by and among Packeteer, Inc., a Delaware corporation (“Acquiror”), Oslo Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Tacit Networks, Inc., a Delaware corporation (“Target”), and, solely with respect to Sections 6.9 and 9 hereof, Vikram Gupta, as the agent for Target stockholders (“Stockholders’ Agent”).
RECITALS
     A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. Pursuant to the Merger, among other things, the outstanding shares of Target preferred stock, $0.001 par value (“Target Preferred Stock”), and Target common stock, $0.001 par value (“Target Common Stock”) (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as “Target Capital Stock”), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.6(a)) upon the terms and subject to the conditions set forth herein.
     C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Acquiror” has the meaning set forth in the introductory paragraph.
     “Acquiror Common Stock” has the meaning set forth in Section 6.7.
     “Acquiror Disclosure Schedule” has the meaning set forth in Section 4.
     “Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(b).
     “Acquisition Proposal” has the meaning set forth in Section 5.2.
     “Aggregate Preferred Preference Amount” means the sum of the aggregate Series A Preference Amount, aggregate Series B Preference Amount and aggregate Series C Preference

Amount for all shares of Target Preferred Stock issued and outstanding immediately prior to the Effective Time.
     “Aggregate Secondary Consideration Amount” means $78.5 million less the Aggregate Preferred Preference Amount.
     “Allocation Spreadsheet” has the meaning set forth in Section 2.6(d).
     “Applicable Escrow Ownership Percentage” means, with respect to each Target stockholder as of immediately prior to the Effective Time, the percentage obtained by dividing (i) the sum of that portion of the Merger Consideration to which such Target stockholder will be entitled pursuant to Section 2.6, by (ii) the aggregate Merger Consideration.
     “Bid” has the meaning set forth in Section 3.29.
     “Certificate of Merger” has the meaning set forth in Section 2.1.
     “CERCLA” has the meaning set forth in Section 3.20(a)(i).
     “Certificates” has the meaning set forth in Section 2.7(a).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “COBRA” has the meaning set forth in Section 3.22(e).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Confidential Information” has the meaning set forth in Section 3.10(i).
     “Confidentiality Agreement” has the meaning set forth in Section 6.4.
     “Copyrights” has the meaning set forth in Section 3.10(a)(iii).
     “Damages” has the meaning set forth in Section 9.2(b).
     “Delaware Law” has the meaning set forth in Section 2.1.
     “Dissenting Shares” has the meaning set forth in Section 2.6(f).
     “Dissenting Stockholder” has the meaning set forth in Section 2.6(f).
     “Effective Time” has the meaning set forth in Section 2.2.
     “End User License Agreements” has the meaning set forth in Section 3.10(e).
     “Environmental Laws” has the meaning set forth in Section 3.20(a)(i).

     “ERISA” has the meaning set forth in Section 3.22(a).
     “ERISA Affiliate” has the meaning set forth in Section 3.22(a).
     “Escrow Agent” has the meaning set forth in Section 9.1(a).
     “Escrow Agreement” has the meaning set forth in Section 6.9.
     “Escrow Amount” has the meaning set forth in Section 2.7(e).
     “Escrow Fund” has the meaning set forth in Section 2.7(e).
     “Exchange Ratio” has the meaning set forth in Section 6.7.
     “Expenses” has the meaning set forth in Section 6.11.
     “Final Allocation Spreadsheet” has the meaning set forth in Section 7.2(c).
     “Final Option Spreadsheet” has the meaning set forth in Section 7.2(c).
     “First Investor Rights Agreement” has the meaning set forth in Section 3.5(a).
     “GAAP” has the meaning set forth in Section 3.4(a).
     “Government Contract” has the meaning set forth in Section 3.29.
     “Governmental Entity” has the meaning set forth in Section 3.2.
     “Hazardous Materials” has the meaning set forth in Section 3.20(a)(ii).
     “HIPAA” has the meaning set forth in Section 3.22(e).
     “HSR” has the meaning set forth in Section 3.2.
     “Information Statement” has the meaning set forth in Section 6.1(a).
     “Integrator Agreement” has the meaning set forth in Section 3.10(e).
     “Intellectual Property” has the meaning set forth in Section 3.10(a).
     “Inventions Assignment” has the meaning set forth in Section 3.10(h).
     “Investor Rights Agreements” has the meaning set forth in Section 3.5(a).
     “Issued Patents” has the meaning set forth in Section 3.10(a)(i).
     “JAMS” has the meaning set forth in Section 9.6(a).
     “Limitation” has the meaning set forth in Section 9.2(c).

     “Material” has the meaning set forth in Section 10.2.
     “Material Adverse Effect” has the meaning set forth in Section 10.2.
     “Material Contract” has the meaning set forth in Section 3.14.
     “Merger” has the meaning set forth in Recital A.
     “Merger Consideration” has the meaning set forth in Section 2.6(a).
     “Merger Sub” has the meaning set forth in the introductory paragraph.
     “Officer’s Certificate” has the meaning set forth in Section 9.4.
     “Option Spreadsheet” has the meaning set forth in Section 3.5(b).
     “Patent Applications” has the meaning set forth in Section 3.10(a)(ii).
     “Patents” has the meaning set forth in Section 3.10(a)(ii).
     “Pipeline” has the meaning set forth in Section 3.4(c).
     “Prior Inventions Technology” has the meaning set forth in Section 3.10(h).
     “Purchase Agreement” has the meaning set forth in Section 3.10(e).
     “Put Right Agreement” has the meaning set forth in Section 3.5(a).
     “Qualified Offer” has the meaning set forth in Section 6.12.
     “Qualified Offer Letter” has the meaning set forth in Section 6.12.
     “Release Date” has the meaning set forth in Section 9.3(b).
     “RCRA” has the meaning set forth in Section 3.20(a)(i).
     “Returns” has the meaning set forth in Section 3.21(b).
     “SEC” has the meaning set forth in Section 4.2.
     “Secondary Per Share Merger Consideration” means the quotient obtained by dividing (i) the Aggregate Secondary Consideration Amount, by (ii) (A) the number of issued and outstanding shares of Common Stock (on an as-converted basis) immediately prior to the Effective Time, and (B) the aggregate number of shares of Target Common Stock that are subject to purchase upon exercise of all Target Options outstanding as of the Closing Date, whether vested or unvested.
     “Second Investor Rights Agreement” has the meaning set forth in Section 3.5(a).

     “Securities Act” has the meaning set forth in Section 3.11.
     “Series A Preference Amount” means $1.03842.
     “Series B Preference Amount” means $1.54.
     “Series C Preference Amount” means $2.81836.
     “Stockholders’ Agent” has the meaning set forth in the introductory paragraph.
     “Subsidiary” has the meaning set forth in Section 10.2.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Target” has the meaning set forth in the introductory paragraph.
     “Target Balance Sheet” has the meaning set forth in Section 3.7.
     “Target Balance Sheet Date” has the meaning set forth in Section 3.6.
     “Target Capital Stock” has the meaning set forth in Recital B.
     “Target Charter Documents” has the meaning set forth in Section 3.1.
     “Target Common Stock” has the meaning set forth in Recital B.
     “Target Disclosure Schedule” has the meaning set forth in Section 3.
     “Target Employee Plans” has the meaning set forth in Section 3.22(a).
     “Target Expenses” has the meaning set forth in Section 3.7.
     “Target Financial Statements” has the meaning set forth in Section 3.4.
     “Target International Employee Plans” has the meaning set forth in Section 3.22(a).
     “Target Intellectual Property” has the meaning set forth in Section 3.10(c).
     “Target Option Plan” has the meaning set forth in Section 3.5(b).
     “Target Options” has the meaning set forth in Section 2.6(c).
     “Target Products” has the meaning set forth in Section 3.10(c)(ii).
     “Target Preferred Stock” has the meaning set forth in Recital B.
     “Target Software” has the meaning set forth in Section 3.10(k).
     “Target’s Current Facilities” has the meaning set forth in Section 3.20(b).

     “Target’s Facilities” has the meaning set forth in Section 3.20(b).
     “Tax” and “Taxes” have the meanings set forth in Section 3.21(a).
     “Termination Date” has the meaning set forth in Section 9.2(a).
     “Third Party Intellectual Property” has the meaning set forth in Section 3.10(d).
     “Trademarks” has the meaning set forth in Section 3.10(a)(iv).
     2. The Merger.
          2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).
          2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).
          2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          2.4 Certificate of Incorporation; Bylaws.
               (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Tacit Networks, Inc.”
               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
          2.5 Directors and Officers.

               (a) Directors. Effective as of the Effective Time, each of the directors of Target shall resign from the board of directors of Target. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, to serve until the earlier of their respective resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
               (b) Officers. The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal.
          2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:
               (a) Conversion of Target Capital Stock. Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.6(b)) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive, upon surrender of the certificate representing such share of Target Capital Stock, an amount in cash (in aggregate, the “Merger Consideration”) as follows:
                    (i) in the case of Target’s Series A Preferred Stock, an amount per share equal to (A) the Series A Preference Amount, plus (B) the Secondary Per Share Merger Consideration;
                    (ii) in the case of Target’s Series B Preferred Stock, an amount per share equal to (A) the Series B Preference Amount, plus (B) the Secondary Per Share Merger Consideration;
                    (iii) in the case of Target’s Series C Preferred Stock, an amount per share equal to (A) the Series C Preference Amount, plus (B) the Secondary Per Share Merger Consideration; and
                    (iv) in the case of the Target’s Common Stock, an amount per share equal to the Secondary Per Share Merger Consideration.
               (b) Cancellation of Target Capital Stock Owned by Acquiror. At the Effective Time, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
               (c) Target Stock Options. At the Effective Time, each option to purchase Target Common Stock then outstanding under the Target Option Plan (as defined in Section 3.5) (“Target Options”) shall be assumed by Acquiror in accordance with the provisions of Section 6.7.
               (d) Merger Consideration Allocation. Attached as Schedule A is a spreadsheet illustrating the allocation of the Merger Consideration among the holders of the

Target Capital Stock (including the Applicable Escrow Ownership Percentage for each such holder), assuming that (i) no stock options are granted by Target following the date hereof, and (ii) none of the Target Options outstanding as of the date hereof are exercised on or before the Closing (the “Allocation Spreadsheet”).
               (e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
               (f) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under the Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger less the portion of the Merger Consideration allocable to such stockholder that has been deposited in the Escrow Fund in respect of such shares of Target Capital Stock pursuant to Section 2.7(e) and Section 9 hereof.
          2.7 Surrender of Certificates.
               (a) Exchange Procedures. Each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (the “Certificates”), whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, shall deliver to Acquiror a letter of transmittal (the form of which shall have been provided by Acquiror to each such individual prior to the Effective Time), together with instructions for use in effecting the surrender of the Certificates in exchange for such portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to Acquiror, together with such letter of transmittal and other documents specified in the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and following the Effective Time, the holder of such

Certificate shall be entitled to receive in exchange therefor that portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.6, less the amount of such Merger Consideration to be deposited in the Escrow Fund on such holder’s behalf pursuant to Sections 2.7(e) and 9 hereof, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time to represent only the right to receive, upon such surrender, that portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.6, less the amount of such Merger Consideration to be deposited in the Escrow Fund on such holder’s behalf pursuant to Sections 2.7(e) and 9 hereof.
               (b) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target. If any portion of the Merger Consideration is to be paid to any person other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such person either (i) shall pay to Acquiror any transfer or other taxes required as a result of the distribution of such cash payment to such person, or (ii) shall establish to the reasonable satisfaction of Acquiror that such tax has been paid or is not applicable.
               (c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of Acquiror or any party hereto shall be liable to any person for any amount of the Merger Consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
               (d) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares that portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.
               (e) Escrow. Payment of the Merger Consideration shall be subject to a holdback by Acquiror of an amount equal to $7,850,000 (the “Escrow Amount”). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 9 hereof, Acquiror shall deposit the Escrow Amount to be withheld by Acquiror pursuant to this Section 2.7(e) and Section 9 into escrow with the Escrow Agent (as defined in Section 9 hereof) as a fund (the “Escrow Fund”) for payment of indemnification claims, if any, made by Acquiror pursuant to this Agreement, which Escrow Fund shall be subject to the terms and conditions of the Escrow Agreement. To the extent not used for such purposes, such funds shall be released to the Target stockholders, all as provided in Section 9.
          2.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.
          2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Acquiror shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof that portion of the Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.
          2.10 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
          2.11 Withholding Rights. Acquiror, the Surviving Corporation and the Escrow Agent will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Target Capital Stock or any Target Option such amounts as Acquiror, the Surviving Corporation or the Escrow Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Schedule or to the extent that it is readily apparent from such disclosure that the information is clearly applicable to such other sections of the Target Disclosure Schedule or such other representations and warranties).

          3.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Target has the corporate power to own, use and lease its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2) on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Target, each as amended to date (the “Target Charter Documents”), to Acquiror. Target is not in violation of any of the provisions of the Target Charter Documents. Target has no Subsidiaries (as defined in Section 10.2). Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
          3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target’s stockholders as contemplated by Section 7.1(a). The affirmative vote of the holders of (x) a majority of the shares of Target Common Stock and Target Preferred Stock, voting together as a single class and on an as-converted basis, and (y) sixty-six and two-thirds percent (66 2/3%) of the Target Preferred Stock, voting together as a single class, in each case outstanding on the record date for the Written Consent of Stockholders relating to this Agreement is the only vote of the holders of any of the Target Capital Stock necessary under Delaware Law and the Target Charter Documents to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders; and (c) recommended that the stockholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or require Target to obtain any consent or approval of, make any filing with or give any notice to, any person or entity as a result or under the terms of, (a) any provision of the Certificate of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of their properties or assets, except in the case of this clause (b), (x) as described in the next sentence, or (y) to the extent that such conflict, violation, breach, default, right or loss, or the failure to obtain such consent or approval or make such filing or give such notice, could not reasonably be expected to have a material effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national (a “Governmental Entity”) is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; (b) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); and (c) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.
          3.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest, in each case which, if not obtained or made, could be reasonably expected to have a material effect on Target. All of such authorizations are in full force and effect.
          3.4 Financial Statements.
               (a) Target has delivered to Acquiror its audited financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2004, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the fiscal year ended December 31, 2005 and the three-month period ended March 31, 2006 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with United States generally accepted accounting principles as in effect from time to time as consistently applied (“GAAP”) (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. Target has in place a revenue recognition policy consistent with GAAP. The Target Financial Statements fairly present in all material respects the financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.
               (b) Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target and to maintain accountability for assets; (iii) access to Target’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Act).

               (c) Section 3.4(c) of the Target Disclosure Schedule sets forth the Target’s pipeline of all anticipated future orders for the sale of products and services by the Target as of the date of this Agreement (the “Pipeline”). The Pipeline was prepared in good faith in accordance with the past practices of the Target consistently applied and was based on assumptions that Target believes to be reasonable as of the date of this Agreement. Acquiror and Merger Sub acknowledge, however, that the Pipeline reflects estimates that are subject to economic, competitive and other uncertainties beyond Target’s control and that there are no assurances that the Pipeline will be realized.
          3.5 Capital Structure.
               (a) The authorized capital stock of Target consists of 52,256,803 shares of Target Common Stock, of which there were issued and outstanding as of the date hereof 3,817,571 shares, and 44,449,104 shares of Target Preferred Stock, of which as of that same date there were designated 7,029,902 shares of Series A Preferred Stock, 7,029,902 shares of Series A-1 Preferred Stock, 10,936,850 shares of Series B Preferred Stock, 10,936,850 shares of Series B-1 Preferred Stock, 4,257,800 shares of Series C Preferred Stock and 4,257,800 shares of Series C-1 Preferred Stock. As of that same date, there were issued and outstanding, 7,029,902 shares of Series A Preferred Stock, convertible into 7,029,902 shares of Common Stock; no shares of Series A-1 Preferred Stock; 10,936,850 shares of Series B Preferred Stock, convertible into 10,936,850 shares of Common Stock; no shares of Series B-1 Preferred Stock; 4,257,797 shares of Series C Preferred Stock, convertible into 4,257,797 shares of Common Stock; and no shares of Series C-1 Preferred Stock. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Target Charter Documents or any agreement to which Target is a party or by which it is bound other than (x) that certain Investor Rights Agreement dated as of November 5, 2002 among Target and certain of its stockholders (the “First Investor Rights Agreement”), (y) that certain Amended and Restated Preferred Stock Investor Rights Agreement dated as of May 2, 2005 among Target and certain of its stockholders (the “Second Investor Rights Agreement” and together with the First Investor Rights Agreement, the “Investor Rights Agreements”) and (z) that certain Second Amended and Restated Stock Purchase and Put Right Agreement dated as of May 2, 2005 among Target and certain of its stockholders (the “Put Right Agreement”).
               (b) As of the date hereof, there are 4,437,699 shares of Common Stock reserved for issuance under the Target 2000 Equity Incentive Plan (including the Sub-Plan for UK Employees) (the “Target Option Plan”), of which 2,936,470 shares were subject to outstanding options and 118,802 shares were reserved for future option grants. The spreadsheet attached as Schedule B hereto (the “Option Spreadsheet”), which sets forth with respect to options to purchase shares of Target Common Stock outstanding as of the date hereof, (a) the name of the holder of such option, (b) the date of grant of such option as set forth in the corresponding stock option agreement, (c) whether such option is an incentive stock option or a non-qualified stock option, (d) the number of shares of

Target Common Stock initially issuable upon exercise of such option, (e) the exercise price per share of such Target Common Stock, (f) the date upon which vesting commenced under such option, (g) the number of shares of Target Common Stock vested as of the date hereof under such option, (h) the number of shares of Target Common Stock exercised under such option, (i) the number of shares of Target Common Stock issuable upon exercise of such option (net of any exercises), (j) the term of such option, (k) the state of residence of the holder of such option on the date of grant thereof and (l) the exercise or vesting schedule of such option, including the terms of any acceleration of vesting potentially applicable to the shares, is true and correct in all respects. All outstanding options have been duly approved by the Target Board of Directors. Target has not issued any options to purchase Target Common Stock with an exercise price of less than the fair market value of such Target Common Stock on the date of grant to any employee, consultant or other provider of services to Target. Target has not taken any other action that would cause a holder of such option, or the securities issued or issuable upon exercise of such option, to be subject to taxation under Section 409A of the Code. Target has not entered into any other arrangements that would constitute non-qualified deferred compensation subject to taxation under Section 409A of the Code. All exercises of options to purchase Target Common Stock have been paid in cash or check by the holder of such option, and no such holder has received reimbursement, additional compensation or other monetary contribution from the Target in connection therewith.
               (c) Except for the rights created pursuant to this Agreement, the Investor Rights Agreements, the Put Right Agreement and the rights disclosed in the preceding paragraph (b), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the options described in this Section 3.5, will be, when issued pursuant to the respective terms of such Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to or restricting the voting, purchase or sale of Target Capital Stock (a) between or among Target and any of its stockholders; and (b) to Target’s knowledge, between or among any of Target’s stockholders, except for the Investor Rights Agreements, the Put Right Agreement and that certain Second Amended and Restated Voting Agreement dated as of May 2, 2005 among Target and certain of its stockholders (the “Voting Agreement”). All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock, including all options to purchase Target Common Stock, were issued in compliance with all applicable foreign, federal and state laws.
          3.6 Absence of Certain Changes. Since March 31, 2006 (the “Target Balance Sheet Date”) and through the Closing Date (except as permitted or consented to pursuant to Section 5.1 hereof), Target has conducted its business in the ordinary course consistent with past practices and:
               (a) Target has not (i) amended, or agreed to amend, its Certificate of Incorporation or Bylaws, (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person except pursuant to this Agreement, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of its business;

               (b) there has been no change, event, or condition (financial or otherwise, and whether or not covered by insurance), individually or in the aggregate, that has had or reasonably could be expected to have a Material Adverse Effect on Target;
               (c) Target has not made or promised to make any increase in or modification to the compensation or benefits of any of its employees or directors, nor has Target made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of its employees;
               (d) Target has not suffered any strike or other labor trouble, or entered into any agreement or negotiation with any labor union or other collective bargaining representative of its employees;
               (e) to Target’s knowledge, there has been no change, or any threat of any change, in any of Target’s relations with, or any loss of or threat of loss of, any of the suppliers, distributors or customers of its business, or any decrease or limitation, of any such supplier’s provision of services, supplies or materials to Target or any such customer’s usage or purchase of services or products of Target, other than downward fluctuations of not more than ten percent (10%) in the volume of individual customer orders on a fiscal quarterly basis over the prior fiscal quarter in the ordinary course of business;
               (f) there has been no change in the method of accounting or keeping of books of account or accounting practices (including any change in depreciation or amortization policies or rates) with respect to Target;
               (g) Target has not waived, or agreed to waive, any right of material value with respect to Target, or any of its assets or properties;
               (h) Target has not materially changed, or agreed to materially change, any of its business policies or practices, including advertising, purchasing, personnel, sales, returns or budget policies or practices;
               (i) Target has not declared, set aside or paid any dividend or other distribution with respect to the shares of Target Capital Stock, or made any direct or indirect redemption, purchase or other acquisition of any Target Capital Stock;
               (j) Target has not entered into, or agreed to enter into, any Material Contract (as defined in Section 3.14) or any material amendment of a Material Contract except as permitted pursuant to Section 5.1 of the Disclosure Schedule;
               (k) there has been no termination of, or default under, any Material Contract (or contract, agreement or commitment that would have been a Material Contract in the absence of any such termination) by Target, or, to Target’s knowledge, by any other party thereto;
               (l) Target has not sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the material assets or properties of Target other than sales of inventory in the ordinary course of business and sales or dispositions of obsolete or worn out equipment;
               (m) Target has not granted or suffered, or agreed to grant or suffer, any mortgage, pledge, lien, charge or encumbrance on any assets or Target Capital Stock;
               (n) Target has not terminated, or agreed to terminate, or failed to renew or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity;
               (o) Target has not entered into any transaction out of the ordinary course of business or that could reasonably be expected to potentially have a Material Adverse Effect on Target; and
               (p) there has not been any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Capital Stock.
          3.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred after the Target Balance Sheet Date in the ordinary course of business consistent with past practice or which are not required to be set forth in the Target Balance Sheet under GAAP, in either case which individually or in the aggregate could not be reasonably expected to have a material effect on Target; and (c) those that constitute Expenses (as defined in Section 6.11) incurred or to be incurred by Target in connection with the transactions contemplated hereby (the “Target Expenses”).
          3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or governmental investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.
          3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has had or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

          3.10 Intellectual Property.
               (a) For purposes of this Agreement, “Intellectual Property” means:
                    (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
                    (ii) all published or unpublished nonprovisional and provisional patent applications or reexamination proceedings (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
                    (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
                    (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
                    (v) all technology, ideas, inventions, invention disclosures, records of invention, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and
                    (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).
               (b) Target owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used and currently proposed to be used in the business of Target as currently conducted and as proposed to be conducted by Target, except for such items as have yet to be conceived or developed. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property (as defined in Section 3.10(c) below) other than statutory rights of reversion under the United States Copyright Act.
               (c) With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for Target’s operations) (“Target Intellectual Property”), Section 3.10 of the Target Disclosure Schedule lists:

                    (i) all Issued Patents and Patent Applications, all registered Trademarks, and pending trademark registrations and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed if such Intellectual Property is owned by or exclusively licensed to Target; and
                    (ii) the following agreements relating to each of the products of Target (the “Target Products”) or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis; (B) any exclusive licenses of Intellectual Property to or from Target; (C) agreements pursuant to which the amounts actually or expected to be paid by or payable to Target are $25,000 or more; (D) joint development agreements; (E) any agreement by which Target grants to a third party any ownership right to any Target Intellectual Property owned by Target; (F) any court or administrative agency order relating to Target Intellectual Property owned by Target; (G) any option relating to any Target Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products.
               (d) Section 3.10 of the Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions (“Third Party Intellectual Property”).
               (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than the standard indemnification provisions contained in Target’s standard form integrator agreement (the “Integrator Agreement”), standard form purchase agreement for end users (the “Purchase Agreement”) and standard end user license agreements (“End User License Agreements”), the forms of which have been delivered to Acquiror or its counsel. Any deviations from such standard indemnification provisions are set forth in the Target Disclosure Schedule. There are no royalties, fees or other payments payable by Target to any person or entity by reason of the ownership, use, sale or disposition of Target Intellectual Property.
               (f) Target is not in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right to own or use any Target Intellectual Property, including any Third Party Intellectual Property as currently used by Target.

               (g) All Issued Patents, registered Trademarks and registered Copyrights owned by Target are valid and subsisting. All maintenance and annual fees due on or before the date hereof have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target is not infringing, misappropriating, or making unlawful use of, or has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any proprietary asset owned or used by any third party. There is no proceeding pending or threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property owned or exclusively licensed to Target or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any party by Target or Target Products. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
               (h) All current and former officers and employees of, and all current and former consultants and independent contractors to Target have executed and delivered to Target an agreement regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons in one of the forms attached to the Disclosure Schedule (the “Inventions Assignment”) (with no deviations therefrom and containing no exceptions or exclusions from the scope of its coverage). No employee or independent contractor of Target is in violation of any term of the Inventions Assignment or any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target. Notwithstanding the foregoing, all prior inventions technology, or portions thereof, disclosed or excepted by any of Target’s current and former officers, employees, consultants and independent contractors in any Inventions Assignment agreement, including, but not limited to, the prior inventions contained in U.S. Patent Application Publication No. 2004/0030731 A1 (USSN 10/406,533) (hereinafter, the “Prior Inventions Technology”), is not relevant to, and has not been incorporated into, used in the development of, or used by, any Target Product or any Target Intellectual Property.
               (i) Target has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property not otherwise protected by patents or published patent applications (“Confidential Information”) (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Target Intellectual Property. Without limiting the foregoing, Target has and enforces a policy requiring each third party that Target discloses information to, to enter into non-disclosure and confidentiality agreements restricting the use and disclosure of any Target Confidential Information.
               (j) No product liability claims have been communicated in writing to or, to Target’s knowledge, threatened against Target.
               (k) A complete list of each of the Target Products and Target’s proprietary software (“Target Software”), together with a brief description of each, is set forth in

Section 3.10 of the Target Disclosure Schedule. The Target Software (other than that currently under development) and Target Products (other than that currently under development) conform in all material respects with any specification, documentation, performance standard or representation provided with respect thereto by Target except for minor software errors that have no immediate impact on the functionality of the Target Software and that have been resolved or will be resolved in accordance with the terms of Target’s support and maintenance agreements and except as such failure could not reasonably be expected to have a Material Adverse Effect on Target.
               (l) Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of the Target Intellectual Property owned by Target or Target Products.
               (m) No Public Software (as defined below) forms part of the any Target Product, services provided by Target (“Target Service”) or Target Intellectual Property, and no Public Software was or is used in connection with the development of any Target Product, Target Service or Target Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Target Product, Target Service or Target Intellectual Property owned by Target. As used in this Section 3.10(m), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.
               (n) Target has all rights necessary to be in compliance with the terms and conditions of the OEM Agreement with Brocade Communications, Inc. (“Brocade”) dated May 2, 2005 (the “Brocade Agreement”), including without limitation with respect to Third Party Intellectual Property, and is otherwise and in all respects in full compliance with the Brocade Agreement.
          3.11 Interested Party Transactions. Except as set forth in Section 3.11 of the Target Disclosure Schedule, (a) Target is not indebted to any director, officer, employee, stockholder or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target, and (b) there have been no transactions during the two year period ending on the date hereof that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

          3.12 Minute Books. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflects all transactions referred to in such minutes accurately in all material respects.
          3.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that (a) has been requested by Acquiror or its counsel prior to the date hereof in connection with their due diligence review of Target, including without limitation pursuant to the diligence request letter and list dated January 30, 2006, and (b) exists.
          3.14 Material Contracts. All of Target’s Material Contracts (as defined in this Section 3.14 below) are listed in Section 3.14 of the Target Disclosure Schedule (which may be updated between the date of this Agreement and the Closing to include any Material Contracts expressly permitted pursuant to Section 5.1 hereof or Section 5.1 of the Disclosure Schedule). True and correct copies of each such written Material Contract, and a written summary setting forth the terms and conditions of each oral Material Contract, have been provided to Acquiror. With respect to each Material Contract: (a) the Material Contract constitutes the entire agreement between Target, on the one hand, and the other party(ies) to such Material Contract, on the other hand, with respect to the subject matter of the Material Contract and has not been modified, amended or repudiated in any respect, or if modified or amended, such modification or amendment has been noted in the Target Disclosure Schedule and provided to Acquiror; (b) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (c) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (d) neither Target nor, to Target’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract; and (e) no party to the Material Contract has communicated to Target any intention to cancel, withdraw, modify or amend such contract, agreement or arrangement whether by reason of the transactions contemplated by this Agreement or otherwise. “Material Contract” means any written or oral contract, agreement or commitment to which Target is a party or by which any of Target’s assets and properties is bound (a) under which there have been or are expected to be receipts to the Target in excess of $25,000 or expenditures by the Target in excess of $25,000; (b) required to be listed pursuant to Section 3.10(c)(ii) or Section 3.10(d); (c) requiring Target to indemnify any person or entity other than pursuant to the unmodified, standard indemnification provision contained in Target’s standard form Integrator Agreement, standard form Purchase Agreement and standard form End User License Agreements; (d) including any provision or covenant prohibiting or limiting the ability to Target to engage in any business activity or compete with any person, including without limitation any provision or covenant restricting the development, manufacture, assembly, marketing, distribution, license or sale of Target’s products or services, (e) including a warranty with respect to Target’s products or services other than pursuant to the unmodified, standard product and services warranties contained in the Integrator Agreement, Purchase Agreement and End User License Agreements, (f) granting any exclusive rights to any party (other than exclusive licenses listed pursuant to Section 3.10(c)(ii)); (g) that cannot be terminated within one hundred eighty (180) days after giving notice of termination without resulting in any cost or penalty to Target (as explicitly stated in the Agreement), (h) required to be listed pursuant to Section 3.18, (i) required to be listed pursuant to Section 3.11; (j) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; or (k) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
          3.15 Inventory. The inventories shown on the Target Balance Sheet or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Section 3.15 of the Target Disclosure Schedule lists the suppliers used by the Target in the manufacture of its products. Except as otherwise noted in Section 3.15 of the Target Disclosure Schedule, none of such suppliers is a sole source. Target has not received written notice (nor does Target have any other basis upon which it expects that there is a reasonable possibility) that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Target is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.
          3.16 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. Except to the extent paid prior to the Closing Date or made uncollectible as a result of bad faith actions of Acquiror or the Surviving Corporation after the Closing Date, the accounts receivable on the Target Balance Sheet are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.
          3.17 Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 5% of Target’s gross revenues during the 12-month period ended on the Target Balance Sheet Date and no supplier of Target that individually accounted for more than 5% of Target’s purchases during the 12-month period ended on the Target Balance Sheet Date has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target’s knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be, other than downward fluctuations of not more than ten percent (10%) in the volume of individual customer orders on a fiscal quarterly basis over the prior fiscal quarter in the ordinary course of business. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.
          3.18 Employees and Consultants.
               (a) Section 3.18(a) of the Target Disclosure Schedule lists all contracts, agreements or commitments to which Target is a party (whether written or oral) providing for a commitment of employment or consulting services (and provides a description of any such oral agreements) which either (i) contain severance, bonus or other provisions triggered by the Closing or (ii) contain obligations of any kind continuing beyond the Closing Date, and true, correct and complete copies of all such written agreements have been delivered to Acquiror. In addition, Section 3.18 of the Target Disclosure Schedule contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation (including, without limitation, bonuses, perks and rights to severance payments upon termination of service to Target), dates of employment and positions. None of such employees, contractors or consultants has indicated to any executive officer or director of Target a present intention to resign or retire, and Target does not have a present intention to terminate the employment or services of any of them. No employee or independent contractor or consultant of Target is in violation of any term of any employment or consulting contract (whether written or oral), patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with Target or any other party (including prior employers) because of the nature of the business now conducted or now proposed to be conducted by Target. Target is not a party to any collective bargaining agreement or other labor union contract. There is no strike, labor dispute or union organization activities pending or, to Target’s knowledge, threatened, involving Target, or its employees. With respect to all of their employees in the United States, Target has obtained documentation within the initial three days of employment of each employee’s identity and eligibility to work in the United States, and no such employees will lose their eligibility to work in the United States for the period of one year following the Closing Date. Section 3.18(a) of the Target Disclosure

Schedule identifies each of Target’s employees in the United States whose eligibility to work in the United States exists pursuant to an issued work permit or visa, and describes the current status of each such individual’s immigration status. Target has taken, and will have taken at all times prior to the Closing Date, all steps to perfect each such employee’s immigration status.
               (b) Each of the employees of the Target identified in Section 3.18(b) of the Target Disclosure Schedule (the “Key Employees”) has executed and delivered to Acquiror (i) an offer letter for employment with Acquiror following the Closing, and (ii) a Non-Competition and Non-Solicitation Agreement.
          3.19 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) any liens for current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquiror. Target owns no real property.
          3.20 Environmental Matters.
               (a) The following terms shall be defined as follows:
                    (i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.20(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

                    (ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.
               (b) Target is and has been in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities during Target’s use, lease or occupancy thereof (or, to Target’s knowledge, at any time prior to Target’s use, lease or occupancy thereof) that could reasonably be expected to give rise to liability of Target under Environmental Laws. To Target’s knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could reasonably be expected to form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.
          3.21 Taxes.
               (a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any monetary obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

               (b) Target has or will have prepared and timely filed all returns, estimates, information statements and reports required to be filed by Target on or prior to the Closing Date with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been or will be completed in accordance with applicable law;
               (c) Target, as of the Effective Time, (i) will have paid all Taxes shown to be payable on such Returns covered by Section 3.21(a), and (ii) will have withheld with respect to its employees, independent contractors, creditors, stockholders or other third parties all Taxes required to be withheld (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign laws);
               (d) There is no Tax deficiency outstanding or assessed or, to Target’s knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;
               (e) Target has no liabilities for unpaid Taxes with respect to periods ending on or prior to the Target Balance Sheet Date that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations and Target has not incurred any liability for Taxes since the Target Balance Sheet Date other than in the ordinary course of business or pursuant to the transaction contemplated herein, and the accrual for Tax liabilities on the Target’s financial statements is in accordance with past custom and practice;
               (f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;
               (g) Target’s Returns have never been audited by a government or taxing authority, nor, to Target’s knowledge, is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination;
               (h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;
               (i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;
               (j) Target has made available to Acquiror copies of all Returns filed for all periods since Target’s inception;
               (k) Target has not filed any consent agreement under former Section 341(f) of the Code or agreed to have former Section 341(f)(4) apply to any disposition of assets owned by Target;
               (l) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;
               (m) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404, or 162(m) of the Code by Target or Merger Sub as an expense under applicable law;
               (n) Neither the Target nor a Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Target or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;
               (o) Target has not entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and the Target has properly disclosed all reportable transactions as required by Treasury regulation 1.6011-4, including filing Form 8886 with its Tax Returns and with the Office of Tax Shelter Analysis;
               (p) No claim has ever been made by a Governmental Authority in a jurisdiction where Target, or any Subsidiary, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and
               (q) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted for a taxable period ending on or prior to the Closing Date, other than a change mandated by the transaction contemplated herein, or (ii) prepaid amounts received or accrued for a taxable period on or prior to the Closing Date.
          3.22 Employee Benefit Plans.
               (a) Section 3.22 of the Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Target Employee Plans”). Section 3.22 of the Target Disclosure Schedule separately lists each Target Employee Plan that has been adopted or maintained by Target, whether formally or informally, for the benefit of employees outside the United States (collectively, the “Target International Employee Plans”).
               (b) Documents. Target has furnished to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has provided copies of the Form 5500 reports filed for the last three plan years. Target has furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and to Target’s knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).
               (c) Compliance. (i) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target; and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (ii) any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in

Section 406 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, unless an exemption is available for such transaction under applicable law; (v) none of Target or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan; (vi) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued; (vii) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Target or any ERISA Affiliate that would materially increase the expense of maintaining any Target Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.
               (d) No Title IV or Multiemployer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Target or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
               (e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target. Target has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.
               (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment

(including without limitation unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by Target pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Target other than ordinary administration expenses typically incurred in a termination event.
               (g) International Employee Plans. Each of the Target International Employee Plans has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International Target Employee Plan. No Target International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Target or Acquiror from terminating or amending any International Target Employee Plan at any time for any reason.
          3.23 Employee Matters. Target is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors as well as classification of employees as exempt and non-exempt, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Target’s knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has provided all employees with all wages (including payment of overtime), benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.
          3.24 Insurance. Target has delivered to Acquiror copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage as of the date of this Agreement. Such policies are (a) sufficient to meet Target’s existing legal and contractual obligations, and (b) in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. Each of the policies is legal, valid, binding, enforceable and in full force and effect in all respects. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, and there has been no notice of pending or actual cancellation or nonrenewal of any of such policies. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds, and no event has occurred which, with notice or the lapse of time, would permit the termination or modification of, or acceleration of payments due under, the policies. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Section 3.24 of the Target Disclosure Schedule describes all such policies and any self-insurance arrangements presently maintained by, or for the benefit of, Target as of the date of this Agreement.
          3.25 Compliance With Laws. Target has complied in all material respects with, is not in material violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.
          3.26 Brokers’ and Finders’ Fee. Except for UBS Investment Bank, as to which neither Acquiror nor Merger Sub shall have any liability, no broker, finder or investment banker engaged by or acting on behalf of Target or its stockholders is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby. Target has provided a complete and correct copy of Target’s agreement with UBS Investment Bank to Acquiror or its counsel.
          3.27 Privacy Policies. Target and its employees, have (i) complied in all material respects at all times with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (ii) complied in all material respects with Target’s privacy policy substantially in the form provided to Acquiror or its counsel with respect to personally identifiable information; and (iii) taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that Target has collected or otherwise acquired.
          3.28 International Trade Matters. Target is, and at all times has been, in compliance in all material respects with and has not been and is not in violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target has no basis to expect, nor has Target or any other person for whose conduct they are or may reasonably be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S.

Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
          3.29 Government Contracts. Target is, and at all times has been, in compliance in all material respects with the terms and conditions of each Government Contract and Bid (defined below) to which it is a party or subject, and each such Government Contract and Bid has been issued to or submitted by Target in Target’s name. Target has complied with all requirements of all laws and regulations pertaining to each Government Contract or Bid, and has not received notice from a Governmental Agency or any other entity or person that Target has breached or violated any law, certification, representation, clause, provision, or requirement pertaining to any Government Contract or Bid. All representations and certifications made by Target with respect to any Government Contract or Bid were current, complete, and accurate as of their effective date and Target has complied with all such representations and certifications. There exists no irregularity, misstatement, omission, or noncompliance arising under or relating to any Government Contract or Bid or any law or regulation applicable thereto that has led or could lead to an internal investigation (other than inquiries in the ordinary course of business), a voluntary disclosure to any Governmental Agency arising under or relating to a Government Contract or Bid or any law or regulation applicable thereto, or any other damage, penalty assessment, recoupment of payment or disallowance of cost. As used in this Section 3.29, “Government Contract” means any agreement entered into by Target with any Governmental Agency or with any prime contractor or upper-tier subcontractor relating to an agreement where any Governmental Agency is a party thereto. “Bid” means any outstanding quotation, bid, proposal or grant application by Target that, if accepted or awarded, would lead to a Government Contract.”
          3.30 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by Acquiror to Target on the date hereof referring to the representations and warranties in this Agreement (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered section of the Acquiror Disclosure Schedule shall qualify only the corresponding subsection in this Section 4 (except to the extent disclosure in any numbered and lettered section of the Acquiror Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Acquiror Disclosure Schedule or to the extent that it is readily apparent from such disclosure that the information is clearly applicable to such other sections of the Acquiror Disclosure Schedule or such other representations and warranties).

          4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror.
          4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or require Acquiror or Merger Sub to obtain any consent or approval of, make any filing with or give any notice to, any person or entity as a result or under the terms of any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its Subsidiaries, except as described in the next sentence. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; (b) the filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”); (c) such filings as may be required under HSR; and (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and could not reasonably be expected to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
          4.3 Litigation. There is no judgment, decree or order pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or Merger Sub that could reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement.
          4.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          4.5 Brokers’ and Finders’ Fee. Except for Wachovia Securities, as to which neither Target stockholders nor, prior to the Closing Date, Target shall have any liability, no broker, finder or investment banker engaged by or acting on behalf of Acquiror or Merger Sub is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.
          4.6 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     5. Conduct Prior to the Effective Time.
          5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror: (a) to carry on its business in the ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) to Acquiror’s consent to the filing of material Tax Returns, if applicable; (c) to pay or perform other obligations when due; (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and (e) maintain Target Intellectual Property and preserve all protections thereof, including but not limited to responding appropriately and in a timely manner to any office action issued by the United States Patent and Trademark Office or to any other inquiry by any other governmental or regulatory agency or any third party regarding Target Intellectual Property. Target agrees to promptly notify Acquiror of (a) any event or occurrence not in the ordinary course of Target’s business, and of any event which could reasonably be expected to potentially have a Material Adverse Effect on Target; and (b) any change in its capitalization as set forth in Section 3.5 except as the result of exercises of Target Options outstanding as of the date hereof. Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5.1 of the Target Disclosure Schedule, or as required by law, Target shall not do, cause or permit any of the following during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Acquiror, unless otherwise required by applicable law:
               (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;
               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;
               (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except in each case to the extent required by the terms thereof as in effect on the date hereof and described in Section 5.1 of the Target Disclosure Schedule;
               (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than (i) the issuance of shares of its Common Stock pursuant to the exercise of Target Options outstanding as of the date of this Agreement, and (ii) purchases of shares of Target Capital Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of such shares in connection with any termination of service to the Target of such employee, director or consultant.
               (e) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property except for product sales under Target’s standard sales contracts;
               (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;
               (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, except for sales of inventory in the ordinary course of business;
               (h) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;
               (i) Agreements. Enter into, terminate or amend any agreement that is or would be a Material Contract, provided that Target may enter into agreements as provided in Section 5.1 of the Target Disclosure Schedule;
               (j) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $10,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of (A) liabilities reflected or reserved against in the Target Financial Statements, or (B) Target Expenses.
               (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, provided that if the Closing has not occurred within ten business days of the date of this Agreement, Target, with prior consultation with Acquiror, may make expenditures up to the amounts authorized by the Board of Directors of Target and set forth in the 2006 budget of Target previously delivered to Acquiror;
               (l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;
               (m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;
               (n) Employee Benefit Plans; New Hires; Pay Increases. (i) Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with applicable laws or regulations, (ii) hire any new officer-level employee, or (iii) pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees;
               (o) Severance Arrangements. Grant or pay any severance or termination pay or benefits, except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, or enter into any new agreements (whether written or oral) to providing for any rights to severance or termination pay or benefits upon termination of service;
               (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement;
               (q) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole; provided that if the Closing has not occurred within ten business days of the date of this Agreement, Target, with prior consultation with Acquiror, may make expenditures up to the amounts authorized by the Board of Directors of Target and set forth in the 2006 budget of Target previously delivered to Acquiror;
               (r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;
               (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP; or

               (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (s) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.
     Except as set forth above, nothing in this Agreement shall give to Acquiror, directly or indirectly, rights to control or direct the operations of the Target prior to the Effective Time. Prior to the Effective Time, Target shall exercise, consistent with the terms and conditions of this Agreement (including without limitation this Section 5.1), control and supervision of its operations.
          5.2 No Solicitation.
               (a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 hereof, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.
               (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.
     6. Additional Agreements.
          6.1 Preparation of Information Statement.
               (a) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an information statement (as amended or supplemented, the “Information Statement”) for the solicitation of approval of the stockholders of Target describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. Acquiror shall provide such information about Acquiror as Target shall reasonably request. The information supplied by Target for inclusion in the Information Statement to be sent to the stockholders of Target shall not, on the date the Information Statement is first mailed to Target’s stockholders or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents. The information supplied by Acquiror or Merger Sub for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Target’s stockholders or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents.
               (b) Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion, such approval not to be unreasonably withheld or delayed.
          6.2 Approval of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to obtain the written consent of the Target stockholders approving the Merger as soon as practicable. Subject to Section 6.1, Target shall use its efforts to solicit from stockholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.
          6.3 Access to Information.
               (a) Subject to compliance with applicable law, upon reasonable prior notice and at Acquiror’s expense, Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 6.4).

               (b) Subject to compliance with applicable law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.
               (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.
          6.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a Mutual Nondisclosure Agreement dated January 26, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.
          6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq.
          6.6 Regulatory Approval; Further Assurances.
               (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Target and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any possible or actual investigation of the Merger by a Governmental Entity under or relating to HSR or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting, conference or telephone call with a Governmental Entity relating to any such possible or actual investigation of the Merger or any other similar legal proceeding, and to have access to and be consulted in connection with any oral or written analyses, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted to any Governmental Entity in connection with any such possible or actual investigation of the Merger any other similar legal proceeding.
               (b) Subject to Section 6.6(b), Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
               (c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any technology, software or other Intellectual Property, or commit to cause Target to license or otherwise make available to any person any technology, software or other Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.
          6.7 Target Options. At the Effective Time, each Target Option, whether vested or unvested, will be assumed by Acquiror. Each option assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Option Plan and any other document governing such option immediately prior to the Effective Time, except that: (a) such Target Option will be exercisable for that number of whole shares of the common stock of Acquiror (the “Acquiror Common Stock”) equal to the product of (i) the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time, multiplied by (ii) an amount equal to (A) the Secondary Per Share Merger Consideration, divided by (B) the average of the closing prices of

Acquiror Common Stock as reported on the Nasdaq National Market during the 10 trading days ending one day prior to the Effective Time (the “Exchange Ratio”) and rounded down to the nearest whole number of shares of Acquiror Common Stock; (b) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Target Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole tenth of a cent; and (c) any restriction on the exercisability of such Target Option will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Target Option will remain unchanged. Consistent with the terms of the Target Option Plan and the documents governing the outstanding options under the Target Option Plan, the Merger will not terminate any of the outstanding Target Options or accelerate the exercisability or vesting of such Target Options or the shares of Acquiror Common Stock underlying Target Options upon the Acquiror’s assumption thereof in the Merger. It is the intention of the parties that Target Options so assumed by Acquiror will remain incentive stock options as defined in Section 422 of the Code to the extent such Target Options qualified as incentive stock options prior to the Effective Time.
          6.8 Form S-8. Acquiror agrees to file, within ten (10) business days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Option Plan assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.
          6.9 Escrow Agreement On or before the Effective Time, Acquiror, Merger Sub, Escrow Agent and the Stockholders’ Agent will execute the Escrow Agreement contemplated by Section 9 in substantially the form attached as Exhibit B (“Escrow Agreement”).
          6.10 Termination of 401(k) Plan. Target shall have taken all actions necessary or appropriate to terminate, effective no later than the date immediately prior to the Closing, any Target Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”). Acquiror shall have received from Target evidence that that Target’s board of directors has adopted resolutions to terminate such plans effective as of the date immediately preceding the Closing (the form and substance of which resolutions shall be subject to the review and approval of the Acquiror). Immediately prior to such termination, Target will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination.
          6.11 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Expenses”) shall be paid by the party incurring such expense; provided that Acquiror shall pay all HSR filing fees.
          6.12 Employee Matters. Prior to the Effective Time, Acquiror shall make offers of employment with Acquiror after the Closing Date to such employees of Target as it selects. Each such offer made to a Target employee other than the Key Employees that (i) is for the same or comparable positions, and with at least the same base pay and comparable total compensation and benefits (taking into account base pay, bonus, and other incentive compensation, but excluding any rights to severance payments upon termination of service) as was in effect for such employee immediately prior to the Closing Date, and (ii) is made pursuant to an offer letter, the form of which has been provided to Target prior to the date hereof (a “Qualified Offer Letter”) shall be deemed a “Qualified Offer” hereunder.
          6.13 Return of Certain Receivables. To the extent the Target stockholders indemnify any Acquiror Indemnified Person pursuant to Section 9.2(b)(i) because any account receivable is not collectible as represented and warranted by Target in Section 3.16, Acquiror shall continue to use reasonable commercial efforts to collect such receivable and in the event of any subsequent collection of same within twelve months of the Closing Date, shall pay such amount to the Escrow Agent for contribution to the Escrow Fund.
     7. Conditions to the Merger.
          7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:
               (a) Stockholder Approval. This Agreement and the Merger shall be approved by the stockholders of Target by the requisite vote under Delaware Law and Target’s Certificate of Incorporation.
               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, in each case which could reasonably be expected to have a Material Adverse Effect on Acquiror, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
               (c) Governmental Approval. Acquiror, Target and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and under HSR, other than approvals, waivers and consents relating to the Merger or affecting Acquiror’s ownership of Target or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Acquiror after the Effective Time. The applicable waiting period (and any extension thereof) under HSR shall have expired or been early terminated.

               (d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.
               (e) No Other Litigation. There shall not be pending any legal proceeding (other than legal proceedings addressed in Section 7.1(d)): (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.
          7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:
               (a) Representations and Warranties. The representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Target in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date).
               (b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
               (c) Allocation and Option Spreadsheets. Target shall have delivered to Acquiror (i) an Option Spreadsheet updated as of the Closing Date (the “Final Option Spreadsheet”) and (ii) an Allocation Spreadsheet updated as of the Closing Date and reflecting any and all grants or exercises of Target Options following the date hereof (the “Final Allocation Spreadsheet”).

               (d) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target (i) certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, and (ii) certifying that the Final Allocation Spreadsheet and Final Option Spreadsheet are each complete and correct as of the Closing Date.
               (e) Third Party Consents. All consents or approvals required to be obtained or notices required to be provided in connection with the Merger and the other transactions contemplated by this Agreement and set forth in Section 7.2(e) of the Target Disclosure Schedule shall have been obtained and shall be in full force and effect.
               (f) Escrow Agreement. Target, Escrow Agent and the Stockholders’ Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B.
               (g) No Material Adverse Change. There shall not have occurred any change, event, or condition (financial or otherwise, and whether or not covered by insurance), individually or in the aggregate, that has had or reasonably could be expected to have a Material Adverse Effect on Target.
               (h) Offer Letters. At least eighty percent (80%) of the employees of Target to whom Acquiror makes a Qualified Offer shall have executed a Qualified Offer Letter with Acquiror.
               (i) Dissenters’ Rights. Not more than twenty percent (20%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be, or be eligible as, Dissenting Shares.
               (j) Opinion. Counsel for Target shall have delivered to Acquiror an opinion in the form attached hereto as Exhibit C.
               (k) Resignations. Each of the directors of Target shall have resigned from the Board of Directors of Target.
               (l) Termination of Agreements. Each of the Investor Rights Agreements, the Put Right Agreement and the Voting Agreement shall have been terminated pursuant to a Termination Agreement in the form provided to Acquiror.
               (m) Audited Financials. Acquiror shall have received reasonable assurances that audited financial statements for Target will be delivered on a timely basis so as to enable Acquiror to satisfy its SEC filing obligations.
               (n) Target Expenses. Target shall have delivered to Acquiror a detailed written statement of the Target Expenses along with confirmation in writing from Target’s legal counsel, auditors, investment bankers and financial advisors that they have agreed to the relevant amounts set forth in such statement.

          7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:
               (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Acquiror and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date).
               (b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
               (c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and chief financial officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
               (d) Escrow Agreement. Acquiror and Merger Sub shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B.
     8. Termination, Amendment and Waiver.
          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time , whether before or after adoption of this Agreement by the Target stockholders or by Acquiror (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):
               (a) by the mutual written consent of Acquiror and Target;
               (b) by either Acquiror or Target if the Merger shall not have been consummated by June 22, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
               (c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

               (d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party.
          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.4, 6.5, 6.11 and 10 shall remain in full force and effect and survive any termination of this Agreement.
          8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
     9. Escrow and Indemnification.
          9.1 Escrow Fund.
               (a) On the Closing Date, Acquiror shall deposit with U.S. Bank, National Association (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the “Escrow Agent”), the Escrow Amount to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit B. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target.
          9.2 Indemnification.
               (a) Survival of Warranties. All representations and warranties made by Target, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the later of (i) the date which is 90 days following the completion of the independent audit of Acquiror’s financial statements for the year ending December 31, 2006, or (ii) the first anniversary of the Closing Date (the “Termination Date”).

               (b) From and after the Effective Time and subject to the limitations set forth in this Section 9, the stockholders of Target will severally (based on each such stockholder’s Applicable Escrow Ownership Percentage) and not jointly indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against the following (collectively, “Damages”): (i) any and all losses, costs, damages, liabilities and expenses, including, without limitation, reasonable legal fees, arising (A) out of the failure of any representation or warranty of Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement to be true and correct as of the Closing Date or any breach of or default in connection with any of the covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or (B) the matters set forth in Section 9.2(b) of the Target Disclosure Schedule; and (ii) any payments required to be made to Dissenting Stockholders in excess of amounts payable per this Agreement, as determined pursuant to Section 2.6(f). From and after the Effective Time, the sole recourse of the Acquiror Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Acquiror Indemnified Persons for any Damages or other claims relating to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall limit the liability in amount or otherwise of (i) Target to the extent provided for in Section 8.2; or (ii) any Target stockholder in connection with any breach by such stockholder of any representation or covenant in any written consent of stockholders delivered to the Target in connection with the Merger; or (iii) Target or Target stockholders with respect to fraud, or criminal activity in connection with the transactions contemplated by this Agreement or intentional breach of any covenant contained in this Agreement. Subject to the provisions in the preceding sentence, the maximum amount payable by the stockholders of Target in respect of all claims for indemnification under this Agreement will not exceed the Escrow Amount.
               (c) Threshold for Claims. No claim for Damages shall be made under Section 9.2(b)(i) (“Breach Damages”) unless the aggregate of Breach Damages for which claims are made hereunder by the Acquiror Indemnified Persons and for which indemnity would otherwise be payable exceeds $250,000, in which case the Acquiror Indemnified Person shall be entitled to seek compensation for all Breach Damages without regard to the limitation set forth in this Section 9.2(c) (the “Limitation”); provided, however, that notwithstanding the foregoing, any claims made for Damages resulting from the matters set forth in Section 9.2(b) of the Target Disclosure Schedule shall not be subject to the Limitation.
          9.3 Escrow Period; Release From Escrow.
               (a) The period of time during which the Escrow Amount shall remain in the Escrow Fund shall terminate upon the Release Date; provided, however, that a portion of the Escrow Fund that equals the total amount of Damages claimed in any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 9.4 below) delivered to the Escrow Agent prior to the Release Date with respect to facts and circumstances existing on or prior to the Termination Date, shall remain in the Escrow Fund until such claims have been resolved.

               (b) Within fifteen (15) business days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the stockholders of Target their pro rata portion of the Escrow Fund, less with respect to each such stockholder an amount equal to the sum of (i) such stockholder’s pro rata portion of any liability described in an Officer’s Certificate delivered to Acquiror in accordance with Section 9.4 and (ii) such stockholder’s pro rata portion of any liability described in an Officer’s Certificate delivered to the Escrow Agent in accordance with Section 9.3(a) with respect to any pending but unresolved indemnification claims of Acquiror Indemnified Person. Any amount of the Escrow Fund held as a result of clause (ii) shall be released to the stockholders of Target or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved. A Target stockholder’s pro rata portion of any amount released from the Escrow Fund shall be in proportion to their Applicable Escrow Ownership Percentage. Any fractional amounts to be released and delivered from the Escrow Fund to the stockholders of Target shall be rounded to the nearest whole cent.
               (c) None of the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any stockholder of Target or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such stockholder of such stockholder’s pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.
               (d) The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund contemplated by this Agreement.
          9.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist for which indemnification may be sought from the stockholders of Target under Section 9.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant, claim, payment or amount to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 9, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, an amount equal to such Damages.
          9.5 Objections to Claims.
               (a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, the Acquiror shall also deliver a duplicate copy of such Officer’s Certificate to the Stockholders’ Agent. For a period of thirty (30) days after delivery of such Officer’s Certificate, the Escrow Agent shall make no payment of amounts from the Escrow Fund pursuant to Section 9.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such payment. After the expiration of such thirty (30) day period, the Escrow Agent shall make payment of the amounts in the Escrow Fund in accordance with Section 9.4 hereof, provided that no such payment may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

               (b) In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the amounts in the Escrow Fund in accordance with the terms thereof
               (c) Notwithstanding anything to the contrary in this Section 9.5 or in Section 9.6, the Escrow Agent shall make payment of the amounts in the Escrow Fund in accordance with Section 9.4 hereof if the Damages described in the Officer’s Certificate are of the nature described in Section 9.2(b)(ii) or (iii).
          9.6 Resolution of Conflicts and Arbitration.
               (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.5, either Acquiror or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and the Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and the Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.
               (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. For purposes of this Section 9.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.
          9.7 Stockholders’ Agent.
               (a) The Target stockholders, by virtue of the approval of this Agreement, hereby irrevocably appoint the Stockholders’ Agent as his, her or its true and lawful agent and attorney-in-fact, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to act on his, her or its behalf with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement after the Closing Date. The Stockholders’ Agent shall have the power to take any and all actions which the Stockholders’ Agent believes are necessary or appropriate or in the best interests of the Target stockholders, as fully as if each such stockholder was acting on its, his or her own behalf, with respect to indemnification claims made under Section 9 of this Agreement including (a) following the Closing, to give and receive notices and communications made pursuant to this Agreement and the other documents executed in connection herewith relating to Section 9, (b) to administer, negotiate and settle any claims with respect to indemnification claims made under Section 9 of this Agreement, or any disputes arising in connection therewith, (c) to object to such claims, (d) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (e) to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing or as may be necessary or appropriate in the judgment of the Stockholders’ Agent to implement the transactions contemplated hereby, and (f) to employ accountants, attorneys and other professionals, and incur and pay all costs and expenses related to the performance of the Stockholders’ Agent’s duties and obligations. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the stockholders for purposes of this Agreement and the other documents executed in connection herewith. The death or incapacity of any Target stockholder shall not terminate the authority and agency of the Stockholders’ Agent. If the Stockholders’ Agent shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Target Capital Stock, on an as-if converted basis, held by all stockholders immediately prior to the Effective Time under this Agreement, and such successor shall serve and exercise the powers of Stockholders’ Agent under this Agreement.
               (b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholder’ Agent (i) with the written consent of Target stockholders who, immediately prior to the Effective Time, held a majority of the outstanding Target Capital Stock (calculated on an as-converted basis) or (ii) while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
               (c) Subject to applicable law, the Stockholders’ Agent shall, upon reasonable prior notice and at the expense of the Target stockholders, have reasonable access during normal business hours and upon reasonable notice to information about Target and the Surviving Corporation and the reasonable assistance of Target’s and the Surviving Corporation’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
               (d) Acquiror acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Acquiror that he will act in the best interests of the Target stockholders.
               (e) Any portion of the Escrow Amount released by the Escrow Agent for the benefit of the Target stockholders shall first be used for the purpose of reimbursing the Stockholders’ Agent for losses and expenses incurred in connection with its acting as the Stockholders’ Agent pursuant to this Agreement. In furtherance of the foregoing and to enable the Stockholders’ Agent to pay all costs and expenses payable pursuant to this Agreement, the Stockholders’ Agent shall be authorized to direct the Escrow Agent to pay the Stockholders’ Agent (for its own account) for such amounts from any Escrow Amount released by the Escrow Agent for the benefit of the Target stockholders.
          9.8 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target stockholders and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.
          9.9 Third-Party Claims.
               (a) Notice of Third Party Claims. In the event Acquiror receives written notice of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund by an Acquiror Indemnified Person, Acquiror shall notify the Stockholders’ Agent of such claim in writing (a “Claim Notice”) promptly after the Acquiror becomes aware of such claim, and in any event within ten (10) business days thereof; provided that no delay on the part of the Acquiror in providing such notice to Stockholders’ Agent shall relieve the Target stockholders from any obligation hereunder unless, and then solely to the extent that, the Target stockholders are prejudiced thereby.

               (b) Defense. The Acquiror will have the right to defend, at the sole cost and expense of the Acquiror, such third party claim by all appropriate proceedings, which proceedings will be prosecuted reasonably and in good faith by the Acquiror to final conclusion or will be settled at the discretion of the Acquiror with the consent of the Stockholder’s Agent, which consent shall not be unreasonably withheld or delayed. In the event that the Stockholders’ Agent consents to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 9.5 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement. The Acquiror will have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Acquiror, the Stockholders’ Agent and the Target stockholders will, at the sole cost and expense of the Acquiror, provide reasonable cooperation to the Acquiror in contesting any third party claim that the Acquiror elects to contest. The Stockholder’s Agent and the Target stockholders shall be entitled, at their expense, to participate in, but not control, any defense or settlement of such third party claim controlled by the Acquiror pursuant to this Section 9.9(b)
          9.10 Adjustment for Insurance. For purposes of this Section 9, all Damages shall be measured net of any amounts actually recovered (after deducting related costs and expenses) by the Acquiror Indemnified Persons for the Damages for which such indemnification payment is payable under any insurance policy, warranty or indemnity from any third party. Acquiror shall use its commercially reasonable efforts to collect any amounts available under any such insurance policy, warranty or indemnity.
     10. General Provisions.
          10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:
(a) if to Acquiror or Merger Sub, to:

Packeteer, Inc.
10201 N. De Anza Blvd.
Cupertino, CA 95014
(408) 873-4410
Attn: Chief Financial Officer
with a copy to:
DLA Piper Rudnick Gray Cary US LLP
2000 University Avenue
East Palo Alto, CA 94303-2248
Fax: 650-833-2001
Attn: Peter Astiz, Esq.
(b) if to Target, to:
Tacit Networks, Inc.
4081G Hadley Road
South Plainfield, NJ 07080
Fax: 908-845-0370
Attention: Chief Financial Officer
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 W. 42nd Street, 20th Floor
New York, NY 10036
Fax: (877) 881-9076
Attention: Kenneth R. McVay, Esq.
(c) if to Stockholders’ Agent, to:
Vikram Gupta
Panorama Capital
2440 Sand Hill Road, Suite 302
Menlo Park, CA 94025
Fax: (650) 234-1437
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 W. 42nd Street, 20th Floor
New York, NY 10036
Fax: (877) 881-9076
Attention: Kenneth R. McVay, Esq.

          10.2 Definitions. In this Agreement any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, but excluding any event, change or effect that is generally applicable to the United States economy or financial, securities or capital markets or to the industries in which Target operates. In this Agreement any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. In this Agreement, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.
          10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
          10.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other parties.
          10.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the County of Santa Clara, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.
          10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          10.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

          IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TACIT NETWORKS, INC.

By:	/s/ Greg Grodhaus

Greg Grodhaus
Chairman and Chief Executive Officer

PACKETEER, INC.

By:	/s/ David Yntema

David Yntema
Chief Financial Officer

OSLO ACQUISITION CORPORATION

By:	/s/ David Yntema

David Yntema
President

STOCKHOLDERS’ AGENT

/s/ Vikram Gupta

Vikram Gupta
SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION